SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – October 28, 2003

Plains All American Pipeline, L.P.

(Name of Registrant as specified in its charter)

DELAWARE	0-9808	76-0582150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600

Houston, Texas 77002

(713) 646-4100

(Address, including zip code, and telephone number,

including area code, of Registrants principal executive offices)

N/A

(Former name or former address, if changed since last report.)

Item 7.    Financial Statements and Exhibits

(c)	Exhibit 99.1 – Press Release dated October 28, 2003

Item 9 and 12.    Regulation FD Disclosure; Results of Operations and Financial Condition

Plains All American Pipeline, L.P. (the “Partnership”) today issued a press release reporting its results for the third quarter of 2003. The Partnership is furnishing the press release, attached as Exhibit 99.1, pursuant to Item 9 and Item 12 of Form 8-K. The Partnership is also furnishing pursuant to Item 9 updates of its projections of certain operating and financial results for the fourth quarter of 2003 and modifying certain aspects of its preliminary guidance for financial performance for 2004. In accordance with General Instructions B.2. and B.6. of Form 8-K, the information presented herein under Item 9 or Item 12, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Disclosure of Fourth Quarter 2003 Forecasts; Update of Year 2003 Guidance

The following table reflects our reported results for the first nine months of 2003 and management’s current range of guidance for operating and financial results for the fourth quarter and full year 2003. Management’s guidance is based on assumptions and estimates that management believes are reasonable based on its assessment of historical trends and business cycles and currently available information; however, management’s assumptions and our future performance are both subject to a wide range of business risks and uncertainties, so we cannot assure you that actual performance can or will fall within these guidance ranges. Please refer to the information under the caption “Forward-Looking Statements and Associated Risks” below. These risks and uncertainties could cause our actual results to differ materially from those in the following table. The operating and financial guidance provided below is given as of the date hereof, based on information known to us as of October 27, 2003. EBIT and EBITDA are non-GAAP financial measures, and are reconciled in the table below to Net Income. EBIT and EBITDA are impractical to reconcile to cash flows from operating activities for forecasted periods, but are reconciled for historical periods in the accompanying footnotes. Net income and cash flows from operating activities are the most directly comparable GAAP measures for EBIT and EBITDA. The Partnership encourages you to visit Plains All American’s website at www.paalp.com, in particular the section entitled “Non-GAAP Reconciliation” that presents a historical reconciliation of certain non-GAAP financial measures that are commonly used, such as EBIT and EBITDA. EBIT and EBITDA are presented because management believes they provide additional information with respect to both the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures, and working capital requirements. Management also believes that debt holders commonly use EBITDA to analyze partnership performance.

Operating and Financial Guidance

(in thousands, except per unit data)

	Nine Months Ended September 30, 2003	Quarter Ended December 31, 2003		Year Ended December 31, 2003
	ACTUAL	Low	High	Low	High
Pipeline Operations	$83,956	$25,700	$27,700	$109,656	$111,656
Gathering, Marketing, Terminalling & Storage	80,951	27,700	29,300	108,651	110,251

Sub-Total	164,907	53,400	57,000	218,307	221,907
LTIP Accrual—Operations (Probable)	1,390	153	153	1,543	1,543
LTIP Accrual—Operations (Potential)	—	3,702	3,702	3,702	3,702

Total Gross Margin (excl deprec.)	$163,517	$49,545	$53,145	$213,062	$216,662

G&A & Other Income/Expense (Net)	37,047	12,400	12,000	49,447	49,047
Loss on Early Extinguishment of Debt	200	3,300	3,300	3,500	3,500
LTIP Accrual—G&A (Probable)	6,006	868	868	6,874	6,874
LTIP Accrual—G&A (Potential)	—	13,101	13,101	13,101	13,101

EBITDA	$120,264	$19,876	$23,876	$140,140	$144,140

Depreciation & Amort.—Oper.	29,491	10,600	10,500	40,091	39,991
Depreciation & Amort.—G & A	4,673	1,700	1,600	6,373	6,273

EBIT	$86,100	$7,576	$11,776	$93,676	$97,876

Interest Expense	26,480	8,100	7,900	34,580	34,380

Net Income/(Loss)	$59,620	$(524)	$3,876	$59,096	$63,496

Net Income/(Loss) to Limited Partners	$54,959	$(1,804)	$2,508	$53,155	$57,467
Basic Weighted Avg Units Outstanding	51,735	55,484	55,484	52,680	52,680
Basic Net Income/(Loss) Per Limited Partner Unit	$1.06	$(0.03)	$0.05	$1.01	$1.09

Diluted Weighted Avg Units Outstanding	52,407	56,134	56,134	53,352	53,352
Diluted Net Income/(Loss) per Limited Partner Unit	$1.05	$(0.03)	$0.04	$1.00	$1.08

Items Impacting Comparability ($ thousands)
LTIP Accrual	$7,396	$17,824	$17,824	$25,220	$25,220
Loss on early extinguishment of debt	200	3,300	3,300	3,500	3,500
SFAS 133 (Gain)/Loss	1,731	—	—	1,731	1,731

	$9,327	$21,124	$21,124	$30,451	$30,451

Excluding Items Impacting Comparability ($ thousands)
EBITDA	$129,591	$41,000	$45,000	$170,591	$174,591
Net Income	$68,947	$20,600	$25,000	$89,547	$93,947
Net Income per Limited Partner Unit	$1.33	$0.37	$0.45	$1.70	$1.78
Diluted Net Income per Limited Partner Unit	$1.32	$0.37	$0.45	$1.68	$1.76

Notes and Significant Assumptions:

1.	EBITDA means Earnings Before Interest, Taxes, Depreciation, and Amortization. EBIT means EBITDA less Depreciation and Amortization. Gross margin excludes depreciation.

2.	Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). The forecast presented above does not include assumptions or projections with respect to potential gains or losses related to SFAS 133, as there is no accurate way to forecast these potential gains or losses. The potential gains or losses related to SFAS 133 could materially change reported net income (related primarily to non-cash, mark-to-market gains or losses). The net gain/loss due to SFAS 133 was a $2.9 million loss for the third quarter and a $1.7 million loss for the nine months ending September 30, 2003. Given this, our full year 2003 projection includes the same $1.7 million loss.

3.	Reconciliation of EBIT and EBITDA to net income and cash flows from operating activities. The following table reconciles historical EBIT and EBITDA to historical net income and cash flows from operating activities as of September 30, 2003:

Net Income and Cash Flow from Operations to EBITDA Reconciliation
(Historical)	Nine Months Ended 9/30/03
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)
Net income reconciliation
Net Income*	$59,620
Interest expense	26,480

Earnings before interest and taxes (“EBIT”)	86,100
Depreciation and amortization-operations	29,491
Depreciation and amortization-general and administrative	4,673

EBITDA*	$120,264

Cash flow from operating activities reconciliation
Net cash provided by (used in) operating activities	$195,651
Net change in assets and liabilities, net of acquisitions	(96,136)
Other items not affecting cash flows from operating activities:
Allowance for doubtful accounts	(100)
Change in derivative fair value	(1,731)
Loss on early extinguishment of debt	(200)
Non-cash portion of LTIP accrual	(3,700)
Interest expense	26,480

EBITDA*	120,264
Depreciation and amortization-operations	(29,491)
Depreciation and amortization-general and administrative	(4,673)

EBIT	$86,100

*	The effect of approximately $9.3 million of items impacting comparability is shown at the end of the “Operating and Financial Guidance” table, above.

4.	Pipeline Gross Margin. Pipeline volume and tariff estimates are based on historical operating performance and our outlook for future performance. Actual results could vary materially depending on volumes that are shipped. Average pipeline volumes are estimated to be approximately 925,000 barrels per day for the fourth quarter of 2003 (compared to average 3Q03 volumes of 975,000). The anticipated decrease in pipeline volumes is primarily associated with anticipated reductions from Basin pipeline and several smaller pipelines, which experienced significant increases in third quarter volumes due to positive market activity not anticipated for the fourth quarter. Volumes on Basin Pipeline for the fourth quarter are forecast at approximately 250,000 barrels per day (compared to average 3Q03 volumes of approximately 300,000 barrels per day). Outer Continental Shelf (OCS) volumes (our highest per barrel tariff volumes) are estimated to make up approximately 6% of total daily volumes, or approximately 58,000 barrels per day (compared to average 3Q03 volumes of 59,000 barrels per day). Revenues are forecast using these volume assumptions, current tariffs and estimates of operating expenses, each of which management believes are reasonable. A 5,000 barrel per day variance in OCS volumes would have an approximate $0.8 million effect on gross margin for each quarter and an approximate $3.1 million effect on an annualized basis. An average 10,000-barrel per day variance in the Basin Pipeline System, which is equivalent to an estimated 4% volume variance on that pipeline system, would have an approximate $0.2 million effect on gross margin for each quarter and an approximate $0.8 million effect on an annualized basis.

5.	Gathering, Marketing, Terminalling and Storage Gross Margin. Market conditions for Gathering & Marketing are expected to be weaker in the fourth quarter than conditions experienced in the first nine months of 2003. Forecast crude volumes for Gathering & Marketing are approximately 535,000 barrels per day (approximately 455,000 barrels per day of lease gathered barrels and 80,000 barrels per day of bulk purchases) for the fourth quarter of 2003 (compared to average 3Q03 volumes of 525,000 barrels per day including 429,000 barrels per day of lease gathered barrels and 96,000 barrels per day of bulk purchases). The increase in volume anticipated is due, in part, to the acquisition of the ArkLaTex gathering system at the beginning of the fourth quarter. Due to inefficiencies associated with transition costs for the first quarter of operations and, to a lesser extent, weak market conditions, these incremental volumes will not add proportionately to net income and cash flow for the quarter. Gross margin excluding depreciation is forecast using these volume assumptions and estimates of unit margins and operating expenses, each of which management believes are reasonable, based on current and anticipated market conditions. Realized unit margins for any given lease gathered barrel can vary significantly based on a variety of factors including location, quality and contract structure. However, based on our projected average margin for the fourth quarter of 2003, a 5,000 barrel per day variance in lease gathering volumes would have an approximate $0.2 million effect on gross margin for each quarter and an approximate $0.9 million effect on an annualized basis. A variance in bulk purchases would have a substantially lower effect on gross margin as these volumes carry lower margins than our lease gathering business.

6.	General and Administrative Expense. G&A expense is forecast to be between $12.0 million and $12.4 million for the fourth quarter of 2003. This is based on current and forecast staffing levels and administrative requirements.

7.	Interest Expense. Fourth quarter interest expense is forecast to be between $7.9 million and $8.1 million assuming an average debt balance of approximately $495 million and the current outlook for interest rate indices, which translates into an average interest rate for the partnership of approximately 6.4%, including our fixed rate debt, current interest rate hedges on floating rate debt and commitment fees. These rates include the anticipated benefits of the negotiation of a new credit facility, which is expected to close in the second half of November. The forecast is based on estimated cash flow, current distribution rates, planned acquisitions, capital projects and line-fill purchases, planned sales of surplus equipment, forecast timing of collections and payments, and forecast levels of inventory and other working capital sources and uses, each of which management believes is reasonable. Approximately 40% of our expected average debt balance is subject to floating interest rates and, for the most part, are based on LIBOR. Accordingly, an increase in LIBOR will have a negative impact on the Partnership. LIBOR rates are currently at or near a historical low level.

8.	Depreciation & Amortization. Depreciation and amortization is forecast based on our existing depreciable assets and forecast capital expenditures. Depreciation is computed using the straight-line method over estimated useful lives, which range from 5 years for office property and equipment to 40 years for certain crude oil terminals and facilities. Crude oil pipelines are depreciated over 30 years. Amortization has been adjusted to reflect expected changes resulting from the new credit facility agreement as is discussed in the following paragraph.

9.	Loss on Early Extinguishment of Debt. The forecast includes an estimated noncash charge of approximately $3.3 million attributable to a loss on the early extinguishment of debt which consists of unamortized debt issue costs expected to be written off as the result of the expected completion of a new credit facility agreement. The actual charge will depend on the final provisions of the new facility. This new credit facility would extend the maturity and increase the amount and flexibility of our bank credit while taking advantage of Plains’ improved credit quality through decreased interest costs.

10.	Units Outstanding. Basic weighted average units outstanding are based on the 55,472,748 units currently outstanding plus the effect of the probable issuance of approximately 18,000 common units in satisfaction of the vesting of restricted units under our LTIP in the fourth quarter of 2003. See Note 15. Diluted weighted average units outstanding include the effect of the potential issuance of units in payment of the deferred purchase price for the Canpet acquisition. See Note 12.

11.	Net Income per Unit. Basic net income per limited partner unit is calculated by dividing the net income allocated to limited partners by the basic weighted average units outstanding during the period. Diluted net income per limited partner unit is calculated by dividing the net income allocated to limited partners by the diluted weighted average units outstanding during the period. As noted below, the net income allocated to limited partners is impacted by the income allocated to the general partner and the amount of the incentive distribution paid to the general partner. Based on the forecasted number of units outstanding during the projection period, for each $0.05 per unit annual increase in the distribution rate, net income available for limited partners will be decreased by approximately $0.9 million ($0.02 per unit) on an annualized basis.

12.

Potential Effect of Changes in Capital Structure. Interest expense, net income and net income per unit estimates are based on our capital structure as of October 27, 2003 and the anticipated changes attributable to the new credit facility expected to close in the second half of November. In keeping with our established financial growth strategy of financing acquisitions using a balance of equity and debt, we anticipate that we will issue equity in order to reduce a portion of any debt associated with any future acquisitions not included in the current forecast. Depending on the terms, any such equity issuance may dilute the net income per unit forecasts included in the foregoing table. In addition to the 18,000 units included in basic weighted average units outstanding, we expect to issue approximately 100,000 common units in the first quarter of 2004 in connection with the probable vesting of restricted units under our LTIP. A potential incremental issuance of approximately 239,000 units may occur if additional vesting criteria are met. See Note 15. In addition, we intend to monitor debt capital market conditions and may in the future issue additional senior unsecured notes, which may bear interest costs greater than the amount included in the foregoing guidance. Accordingly, the foregoing financial results and per unit estimates will change, depending on the timing and the terms of any debt or equity we actually issue. Additionally, financing transactions may result in our retiring some of our existing debt instruments, which could result in a charge to earnings of any unamortized debt issuance costs. As previously mentioned, we have included an estimated charge to earnings of approximately $3.3 million for the loss on early extinguishment of debt attributable to unamortized debt issuance costs (see Note 9), based on our current intent to establish a new unsecured credit facility during the period covered by this forecast.

In connection with the CANPET acquisition in July 2001, approximately $26.5 million Canadian dollars of the purchase price, payable in common units, was deferred subject to various performance objectives being met. If these objectives are met as of December 31, 2003, the deferred amount is payable on April 30, 2004. The number of common units issued in satisfaction of the deferred payment will depend upon the average trading price of our common units for a ten-day trading period prior to the payment date and the Canadian and U.S. dollar exchange rate on the payment date. In addition, an amount will be paid equivalent to the distributions that would have been paid on the common units had they been outstanding since the acquisition was consummated. At our option, the deferred payment may be paid in cash rather than the issuance of units. We believe that it is probable that the objectives will be met and the deferred amount will be paid in April 2004, however, it is not determinable beyond a reasonable doubt. Assuming the tests are met as of December 31, 2003, and the entire obligation is satisfied with common units, based on the foreign exchange rate and the ten-day average unit price in effect at September 30, 2003, (1.35 Canadian to U.S. dollar exchange rate and $30.36 per unit price) approximately 650,000 units would be issued.

13.	Net Income to Limited Partners. The amount of income allocated to our limited partnership interests is 98% of the total partnership income after deducting the amount of the general partner’s incentive distribution. Based on a $2.20 annual distribution level and the current units outstanding, our general partner’s distribution is forecast to be approximately $7.9 million annually, of which $5.4 million is attributed to the incentive distribution rights. The amount of the incentive distribution changes based on the number of units outstanding and the level of the distribution on the units.

14.	Capital Expenditures. Expansion capital expenditures are forecast to be approximately $64 million for the fourth quarter of 2003. This assumes the completion of an acquisition currently anticipated in the fourth quarter for approximately $50 million. Maintenance capital expenditures are forecast to be approximately $1.4 million for the remainder of 2003.

15.	Probable and Potential Vesting under Long-Term Incentive Plan. As of September 30, 2003, there were grants covering approximately one million restricted units outstanding under our Long-Term Incentive Plan (“LTIP”). Restricted unit grants become eligible to vest in the same proportion as the conversion of our outstanding subordinated units into common units, subject to any additional vesting requirements.

The subordination period (as defined in the partnership agreement) for the 10,029,619 outstanding subordinated units will end if certain financial tests are met for three consecutive, non-overlapping four-quarter periods (the “testing period”). During the first quarter after the end of the subordination period, all of the subordinated units will convert into common units, and will participate pro rata with all other common units in future distributions. Early conversion of a portion of the subordinated units may occur if the testing period is satisfied before December 31, 2003. We are now in the testing period and, in connection with the payment of the quarterly distribution in November, 2003, 25% of the outstanding subordinated units will convert into common units. In conjunction with this conversion, approximately 35,000 restricted units vest substantially contemporaneously, and a 90-day period commences for approximately an additional 220,000 restricted units that do not have any remaining vesting requirements except for continued employment through the period.

Probable Vesting. Under generally accepted accounting principles, we are required to recognize an expense when the financial tests for conversion of subordinated units and required distribution levels are met and it is considered probable that restricted unit grants will vest. At September 30, 2003 we concluded that the vesting of approximately 255,000 restricted units was probable and thus accrued approximately $7.4 million of compensation expense based upon an estimated market price of $30.05 per unit, (the unit price as of September 30, 2003) our share of employment taxes and other related costs. Under the LTIP, we may satisfy our obligations using a combination of cash, the issuance of new units and delivery of units purchased in the open market. We anticipate that in November, to satisfy the vesting of those restricted units that vest substantially contemporaneously with the conversion of subordinated units, we will issue approximately 18,000 common units after netting for taxes and paying cash in lieu of a portion of the vested units. For those restricted units that require passage of time to vest, the 90-day period will expire and final vesting will occur in February 2004. We estimate we will issue approximately 100,000 common units in the first quarter of 2004 in connection with this probable vesting.

Potential Vesting. At the current distribution level of $2.20 per unit, assuming the additional subordination conversion tests are met as of December 31, 2003, approximately 580,000 additional units will vest in connection with the payment of the quarterly distribution in February. The costs associated with the vesting of these additional units will be estimated and accrued in the fourth quarter of 2003. At a distribution level of $2.30 to $2.49, the number of additional units would increase by approximately 87,000. At a distribution level at or above $2.50, the number of units would increase by approximately an additional 87,000-unit increment.

Subject to providing the option to receive cash instead of units to certain employees (e.g. those who hold a number of LTIP grants below a certain threshold), we are currently planning to issue units to satisfy the majority of restricted unit obligations that vest in connection with the conversion of subordinated units. If all conditions to vesting are met, we currently project the issuance of units (approximately 100,000 common units in connection with the probable vesting and approximately 239,000 common units in connection with the potential vesting) in the first half of 2004 to satisfy such obligations. Obligations satisfied by the issuance of units will result in a non-cash compensation expense. Purchase of units would result in a cash charge to compensation expense. In addition, the “company match” portion of payroll taxes, plus the value of any units withheld for taxes, would result in a cash charge. The aggregate amount of the charge to expense will be determined by the unit price on the date vesting occurs multiplied by the number of units, plus our share of associated employment taxes. The amount of the charge is subject to various factors, including the unit price on the date vesting occurs, and thus is not known at this time. As mentioned above, we have accrued approximately $7.4 million as of September 30, 2003 in connection with the probable vesting. At the current distribution level and based on an assumed market price of $30.05 per unit (the unit price as of September 30, 2003), the aggregate additional charge that would be triggered by the potential vesting (that is, if we meet the additional subordination conversion tests) would be approximately $21 million, of which approximately $17 million would be accrued as of December 31, 2003 (although payment and issuance of units would not occur until the first and second quarters of 2004).

16.	Although acquisitions comprise a key element of our growth strategy, these results and estimates include only those acquisitions made or anticipated during the fourth quarter of 2003 (ArkLaTex and an acquisition not yet completed). No assumptions or forecasts for any material acquisitions have been made for any subsequent period.

Preliminary Guidance for Year 2004

On July 29, 2003, we provided preliminary guidance for 2004 for EBITDA of $171 to $178 million and EBIT of $123 to $130 million. We are currently in the planning process for 2004 and intend to provide more detailed guidance in February 2004. The following information updates our estimate of 2004 EBITDA which incorporates the ArkLaTex acquisition and the pending acquisition that is currently subject to a letter of intent as well as changes in our capital structure resulting from an equity offering completed in the third quarter of 2003 and a new credit facility expected to be completed during the fourth quarter.

Operating and Financial Guidance

(in thousands except per unit data)

	Year Ended December 31, 2004
	Low	High
EBITDA (Before Potential LTIP Vesting)	$180,000	$185,000
Probable LTIP Vesting Expense	360	360
Potential LTIP Vesting Expense	3,940	3,940
Depreciation & Amortization	49,800	49,400

EBIT	$125,900	$131,300
Interest Expense	35,200	34,800

Net Income	$90,700	$96,500
Net Income to Limited Partners	83,655	89,339
Weighted Average Units Outstanding	56,188	56,188
Net Income Per Unit	$1.49	1.59

The table above reflects the estimated EBITDA range as well as estimated depreciation, amortization and interest expense for the full year 2004. Weighted average units outstanding are projected based on our currently outstanding 55,472,748 units plus the effect of the potential issuance of (i) an aggregate of approximately 357,000 units in the fourth quarter of 2003 and the first half of 2004 in connection with potential vesting of restricted units under our LTIP and (ii) approximately 650,000 units in the second quarter of 2004 in connection with the payment of the deferred purchase price for the CanPet acquisition. Net income per unit is calculated assuming our current distribution level ($2.20 per unit), as of October 27, 2003. Based on the forecasted number of units outstanding during the projection period, for each $0.05 per unit annual increase in the distribution rate, net income available for limited partners will be decreased by approximately $0.9 million ($0.02 per unit) on an annualized basis.

As noted in Note 12 above, our current capital structure may change as a result of issuing equity and from the possible issuance of senior unsecured notes. These financing transactions would affect net income. Additionally, any contemplated financing transactions may result in our retiring some of our outstanding debt, which could result in a loss on early extinguishments of debt. We have not included any such potential loss in our forecast. The forecast does not include assumptions or projections with respect to potential gains or losses related to SFAS 133, as there is no accurate way to forecast these potential gains or losses.

Forward-Looking Statements And Associated Risks

All statements, other than statements of historical fact, included in this report are forward-looking statements, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast” and similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	abrupt or severe production declines or production interruptions in outer continental shelf crude oil production located offshore California and transported on the All American Pipeline;

•	declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers;

•	the availability of adequate supplies of and demand for crude oil in the areas in which we operate;

•	the effects of competition;

•	the success of our risk management activities;

•	the impact of crude oil price fluctuations;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	successful integration and future performance of acquired assets;

•	continued creditworthiness of, and performance by, our counterparties;

•	conversion (or non-conversion) of our subordinated units into common units;

•	completion of the refinancing of our credit facilities;

•	our levels of indebtedness and our ability to receive credit on satisfactory terms;

•	successful third-party drilling efforts in areas in which we operate pipelines or gather crude oil;

•	shortages or cost increases of power supplies, materials or labor;

•	weather interference with business operations or project construction;

•	the impact of current and future laws and governmental regulations;

•	the currency exchange rate of the Canadian dollar;

•	environmental liabilities that are not covered by an indemnity or insurance;

•	fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our LTIP; and

•	general economic, market or business conditions.

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which information is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: October 28, 2003	By: Plains AAP, L. P., its general partner

	By:	/s/ Phil Kramer

	Name: Title:	Phil Kramer Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 28, 2003